                                                                   EXHIBIT 10.19



                          LOAN AND SECURITY AGREEMENT

                                  DATED AS OF

                                 JULY 31, 1997

                                    BETWEEN

                                YOSYSTEMS, INC.,
                              an Ohio corporation,

                                      AND

                               SMS GEOTRAC, INC.,
                             a Delaware corporation

                                      AND

                         THE HUNTINGTON NATIONAL BANK,
                         a national banking association

                               TABLE OF CONTENTS

SECTION                    HEADING                                      PAGE NO.
-------                    -------                                      --------
1. DEFINITIONS............................................................... 1
         1.1      Definitions of Terms....................................... 1
                  (a)      "Accounts"........................................ 1
                  (b)      "Account Debtor".................................. 1
                  (c)      "Agreement"....................................... 1
                  (d)      "Bank"............................................ 1
                  (e)      "Cash Flow Coverage Ratio"........................ 1
                  (f)      "Cash Outflow".................................... 1
                  (g)      "Code"............................................ 1
                  (h)      "Collateral"...................................... 1
                  (i)      "Company"......................................... 1
                  (j)      "Cross License Agreement"......................... 1
                  (k)      "Deposits"........................................ 1
                  (l)      "EBITDA".......................................... 2
                  (m)      "Environmental Laws".............................. 2
                  (n)      "Equipment"....................................... 2
                  (o)      "ERISA"........................................... 2
                  (p)      "Event of Default"................................ 2
                  (q)      "Excess Cash Flow"................................ 2
                  (r)      "Funded Indebtedness"............................. 2
                  (s)      "Geotrac"......................................... 2
                  (t)      "Georgia Residential Office"...................... 2
                  (u)      "Hazardous Substances"............................ 2
                  (v)      "Intellectual Property"........................... 3
                  (w)      "Inventory"....................................... 3
                  (y)      "Loan"............................................ 3
                  (z)      "Net Worth"....................................... 3
                  (aa)     "Obligations"..................................... 3
                  (bb)     "Premises"........................................ 3
                  (cc)     "Prime Commercial Rate"........................... 3
                  (dd)     "YoSystems"....................................... 3
         1.2      Uniform Commercial Code and Generally Accepted Accounting
                  Principles................................................. 3

2.       TERM LOAN........................................................... 4

3.       INTEREST, TERMS AND USES OF LOAN.................................... 4
         3.1      Interest................................................... 4
                  (a)      Interest Payments................................. 4
                  (b)      Interest Rate Options............................. 5
                           (i)      Prime Interest Rate...................... 5
                           (ii)     LIBOR Interest Rate...................... 5
                           (iii)    "As Quoted" Seven (7) Year Fixed
                                    Interest Rate............................ 5

SECTION                    HEADING                                      PAGE NO.
-------                    -------                                      --------
                  (c)      Notice of Election................................  7
                  (d)      Interest Calculation and Interest Payment Date....  7
                  (e)      Limitations on Requests and Elections.............  8
                  (f)      Illegality and Impossiblity.......................  8
                  (g)      Indemnification...................................  8
         3.2      Interest Rate After Default................................  9
         3.3      Prepayment.................................................  9
         3.4      Fees; Expenses; Costs...................................... 10
         3.5      Payments................................................... 10
         3.6      Use of Proceeds............................................ 10
         3.7      Maturity................................................... 11
         3.8      Additional Costs........................................... 11

4.       SECURITY AGREEMENT.................................................. 11
         4.1      Grant of Security Interest................................. 11
         4.2      Representations and Covenants Regarding the Collateral..... 12
         4.3      Collateral Insurance....................................... 12
         4.4      Books and Records; Account Verification.................... 13
         4.5      Preservation and Disposition of Collateral................. 13
         4.6      Extensions and Compromises................................. 14
         4.7      Financing Statements....................................... 14
         4.8      Bank's Appointment as Attorney-in-Fact..................... 14
         4.9      Remedies on Default........................................ 15

5.       WARRANTIES AND REPRESENTATIONS...................................... 16
         5.1      Corporate Organization and Authority....................... 16
         5.2      Borrowing is Legal and Authorized.......................... 16
         5.3      Taxes...................................................... 17
         5.4      Compliance with Law........................................ 17
         5.5      Financial Statements; Full Disclosure...................... 17
         5.6      No Insolvency.............................................. 17
         5.7      Government Consent......................................... 17
         5.8      Title to Properties........................................ 18
         5.9      No Defaults................................................ 18
         5.10     Environmental Protection................................... 18
         5.11     Pending Litigation......................................... 18
         5.12     Warranties and Representations............................. 18

6.       COMPANY BUSINESS COVENANTS.......................................... 18
         6.1      Payment of Taxes and Claims................................ 19
         6.2      Maintenance of Properties and Corporate Existence.......... 19
         6.3      Sale of Assets; Merger; Subsidiaries; Tradenames........... 19
         6.4      Negative Pledge............................................ 20
         6.5      Other Borrowings and Contingent Liabilities................ 20
         6.6      Sale of Accounts; No Consignment........................... 20
         6.7      Ownership and Management................................... 20
         6.8      Acquisition of Capital Stock............................... 20

SECTION                    HEADING                                      PAGE NO.
-------                    -------                                      --------
         6.9      Trade Accounts Payable..................................... 20
         6.10     Operating Lease Rentals.................................... 20
         6.11     Cash Dividends and Other Distributions..................... 21
         6.12     Investments................................................ 21
         6.13     Net Worth.................................................. 21
         6.14     Leverage Ratio............................................. 21
         6.15     Cash Flow Coverage Ratio................................... 22
         6.16     Capital Expenditures....................................... 22
         6.17     Loans and Advances......................................... 22
         6.18     Environmental Compliance in Indemnification................ 22
         6.19     Evidence of Cash Equity in YoSystems, Inc.................. 22

7.       FINANCIAL INFORMATION AND REPORTING................................. 23

8.       DEFAULT............................................................. 23
         8.1      Events of Default.......................................... 23
         8.2      Default Remedies........................................... 24

9.       MISCELLANEOUS....................................................... 24
         9.1      Notices.................................................... 24
         9.2      Reproduction of Documents.................................. 25
         9.3      Survival; Successors and Assigns........................... 26
         9.4      Amendment and Waiver; Duplicate Originals.................. 26
         9.5      Enforceability and Governing Law........................... 26
         9.6      Waiver of Right to Trial by Jury........................... 26
         9.7      Advertising................................................ 27
         9.8      Term of Agreement.......................................... 27

EXHIBITS
EXHIBIT A         Note
EXHIBIT B         Schedule of Permitted Liens
EXHIBIT C         Schedule of Business Locations
EXHIBIT D         Disclosure Schedule Relating to Representations and Warranties

                          LOAN AND SECURITY AGREEMENT

         This Agreement is entered into at Cleveland, Ohio, between the Bank and the Company as of July __, 1997.

1.       DEFINITIONS.

1.1 DEFINITIONS OF TERMS. As used in this Agreement, the following terms shall have the following meanings.

         (a) "Accounts" means accounts, accounts receivable, contract rights, chattel paper, general intangibles, income tax refunds, instruments, negotiable documents, notes, drafts, acceptances, and other forms of obligations, books, records, ledger cards, computer programs, and other documents or property at any time evidencing or relating to the Company's business, including, but not limited to, those arising from or in connection with the sale, lease, or other disposition of Inventory.

         (b) "Account Debtor" means the party who is obligated on an Account.

         (c) "Agreement" means this Loan and Security Agreement between the Company and the Bank and includes any partial or total amendment, modification, renewal, restatement, extension, or substitution of or for this Agreement.

         (d) "Bank" means THE HUNTINGTON NATIONAL BANK, a national banking association.

         (e) "Cash Flow Coverage Ratio" means the consolidated ratio of EBITDA to Cash Outflow, to be calculated quarterly based on a rolling four-quarter cash flow.

         (f) "Cash Outflow" means the consolidated aggregate of (i) scheduled principal payments on long-term debt (including capital leases), (ii) interest expense, (iii) taxes paid, and (iv) unfunded capital expenditures.

         (g) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         (h) "Collateral" means all of the assets of the Company, including, without limitation, all Accounts, Deposits, Equipment, Intellectual Property, and Inventory of the Company; excluding, however, the issued and outstanding common stock of Geotrac.

         (i) "Company" means collectively, YOSYSTEMS, INC., an Ohio corporation, and SMS GEOTRAC, INC., a Delaware corporation.

         (j) "Cross License Agreement" means that certain agreement between YoSystems, Inc. and Bankers Hazard Determination Services, Inc. of even date herewith.

         (k) "Deposits" means any and all deposits or other sums at any time credited by or due from the Bank to the Company, any and all policies, certificates of insurance, securities, goods, choses in action, cash and property owned by the Company or in which the Company has an interest, which now or hereafter are at any time in the possession or control of the Bank or in transit by mail or carrier to or from the Bank, or in the possession of any third party acting in the Bank's behalf, without regard to whether the Bank received the same in pledge for safekeeping, as agent for collection or transmission, or otherwise, or whether the Bank has conditionally released the same.

         (l) "EBITDA" means the consolidated aggregate of (i) net income, (ii) interest expense, (iii) income tax expense, (iv) depreciation and amortization expense, and (v) non-cash charges to income (net of non-cash credits).

         (m) "Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. ss. 9601, et seq., the Toxic Substances Control Act, 15 U.S.C. ss. 2601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901, et seq., the Water Quality Act of 1987, 33 U.S.C. ss. 1251, et seq., and the Clean Air Act, 42 U.S.C. ss. 7401, et seq., and any state or local statute, ordinance, law, code, rule, regulation, or order regulating or imposing liability (including strict liability) or standards of conduct regarding Hazardous Substances.

         (n) "Equipment" means all of the Company's machinery, equipment, tools, furniture, furnishings, and fixtures including, but not limited to, all manufacturing, fabricating, processing, transporting, and packaging equipment, power systems, heating, cooling, and ventilating systems, lighting and communication systems, electric, gas, and water distribution systems, food service systems, fire prevention, alarm, and security systems, laundry systems, and computing and data processing systems.

         (o) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

         (p) "Event of Default" means any of the events specified in Section
8.1 of this Agreement.

         (q) "Excess Cash Flow" means EBITDA less a 1.1x multiple of Cash Outflow, to be calculated on an annual basis.

         (r) "Funded Indebtedness" means the consolidated aggregate of (i) each Company's obligations for borrowed money as evidenced by bonds, debentures, notes or similar instruments, and (ii) each Company's obligations under capital leases.

         (s) "Geotrac" means SMS Geotrac, Inc., a Delaware corporation.

         (t) "Georgia Residential Office" means the home office more fully described in Section 1(bb) hereof.

         (u) "Hazardous Substances" means all hazardous and toxic substances, wastes, materials, compounds, pollutants, and contaminants, including, without limitation, asbestos, polycholorinated biphenyls, and petroleum products, which are included under or regulated by the Environmental Laws, but does not include such substances as are permanently incorporated into a structure or any part thereof in such a way as to preclude their subsequent release into the environment, or the permanent or temporary storage or disposal of household hazardous substances by tenants, and which are thereby exempt from or do not rise to any violation of the Environmental Laws.

         (v) "Intellectual Property" means all of the Company's trade names, trademarks, trade secrets, service marks, data bases, software and software systems, information systems, discs, tapes, goodwill, patents, patent applications, copyrights, licenses, and franchises.

         (w) "Inventory" means all of the Company's inventory including, but not limited to, all goods, merchandise, and other personal property furnished under any contract of service or intended for sale or lease, all parts, supplies, raw materials, work in process, finished goods, materials used or consumed in the Company's business, and repossessed and returned goods.

         (x) "Leverage" means the ratio of Funded Indebtedness to EBITDA, to be calculated quarterly based on a rolling four-quarter cash flow.

         (y) "Loan" means the loans and advances made by the Bank to the Company, subject to the terms and conditions of the Agreement, on a term basis up to the principal sum of $8,750,000.00

         (z) "Net Worth" means, on a consolidated basis, total shareholders' equity plus subordinated debt, to be calculated on a quarterly basis.

         (aa) "Obligations" is used in its most comprehensive sense and means and includes, without limitation, all indebtedness, debts, and liabilities (including principal, interest, late charges, collection costs, attorneys' fees, and the like) of the Company to the Bank, whether now existing or hereafter arising, either created by the Company alone or together with another or others, primary or secondary, secured or unsecured, absolute or contingent, liquidated or unliquidated, direct or indirect, whether evidenced by note, draft, application for letter of credit, or otherwise, and any or all renewals of or substitutes therefor, including all indebtedness owed by the Company to the Bank in connection with the Loan.

         (bb) "Premises" means all real property owned, leased, or used by the Company, excluding the personal residence of Edward Prevost, Jr., a sales employee residing in the State of Georgia and working out of such personal residence (the "Georgia Residential Office").

         (cc) "Prime Commercial Rate" means the rate established from time to time by the Bank as the Bank's Prime Rate, whether or not such rate is publicly announced. The Prime Rate may not be the lowest interest rate charged by the Bank for commercial or other extensions of credit.

         (dd)   "YoSystems" means YoSystems, Inc., an Ohio corporation.

1.2 Uniform Commercial Code and Generally Accepted Accounting Principles. Unless the context otherwise requires, all terms used herein which are defined in the Uniform

Commercial Code as enacted in Ohio shall have the meaning stated therein, and all accounting terms shall be determined in accordance with generally accepted accounting principles, consistently applied.

2.       TERM LOAN.

         (a) The Bank will make a term loan (the "Term Loan") to the Company in the principal amount of Eight Million Seven Hundred Fifty Thousand and No/100 Dollars ($8,750,000.00). The Term Loan will be evidenced by a promissory note of even date herewith to be executed in the form of Exhibit A attached hereto (the "Term Note"), or by one or more notes executed in substitution therefore. Repayment of the Loan shall be made in accordance with the terms of the notes then outstanding pursuant to the terms and conditions of this Agreement.

         (b) The Company shall repay the aggregate amount of principal of the Loan to the Bank in twenty-eight (28) consecutive and equal quarterly principal installments of Three Hundred Twelve Thousand Five Hundred and No/100 Dollars ($312,500.00) each, plus accrued interest, commencing September 30, 1997, and continuing on the last day of each calendar quarter thereafter. On June 30, 2004 (the "Maturity Date"), any and all remaining principal balance, plus accrued interest, shall be due and payable in full.

         (c) The Company shall be permitted to make optional prepayments of principal ("Optional Prepayments"), subject to the terms and conditions of
Section 3.3 of this Agreement. Any Optional Prepayments shall be applied to the outstanding principal balance of the Loan in the inverse order of installments due hereunder and under the Term Note without relieving the Company from continuing to make regular payments of principal and interest as required under this Agreement.

         (d)   The addition to the quarterly principal payments required in
Section 2(b) above, the Company shall make mandatory annual prepayments of principal ("Mandatory Prepayments"), in an amount equal to fifty percent (50%) of Excess Cash Flow, for each fiscal commencing with fiscal year 1998. Such payment shall be due on the earlier of thirty (30) days following delivery of the Company's fiscal year end financial statements pursuant to Section 7 of this Agreement, or October 31 of the fiscal year immediately following the fiscal year end for which the Excess Cash Flow calculation is made. All Mandatory Prepayments shall be applied to the outstanding principal balance of the Loan in the inverse order of installments due hereunder and under the Term Note without relieving the Company from continuing to make regular payments of principal and interests as required under this Agreement.

3.       INTEREST. TERMS AND USES OF LOAN.

3.1      Interest.

         (a) Interest Payments. The Company agrees to pay the Bank interest on the outstanding principal balance of the Loan on the earlier of a quarterly basis on the last day of each calendar quarter, or the maturity date for a contract for a LIBOR Rate Advance (as hereinafter defined); provided, however, that if the Company elects a six(6) month LIBOR contract, interest shall be payable quarterly and upon the maturity date for such contract. The first interest payment shall be due September 30, 1997.

         (b) Interest Rate Options. Interest on the Loan shall be payable pursuant to the Company's option as follows:

                  (i) Prime Interest Rate: Interest shall accrue on the Loan at the Prime Commercial Rate of the Bank ("Prime Interest Rate") at all times prior to the Maturity Date unless the Company elects the LIBOR Interest Rate (as hereinafter defined) pursuant to Section 3.1(b)(ii) of this Agreement, or a Fixed Interest Rate (as hereinafter defined) pursuant to Section 3.1(b)(iii) of this Agreement. At all times when the Loan, or any portion of the outstanding principal thereof, is subject to the Prime Interest Rate, the Company agrees to pay to the Bank quarterly interest as set forth in Section 3.1(a) hereof, plus principal installments as set forth in the Term Note and in Section 2 above, on the unpaid balance of the Loan and the Prime Interest Rate from time to time in effect. Each change in the Prime Interest Rate shall automatically and immediately change the interest rate on the Loan without notice to the Company. "Prime Commercial Rate" as used herein shall have the same meaning as set forth in Section 1 of this Agreement. The Prime Interest Rate shall be applicable at all times prior to the Maturity Date of the Loan to all unpaid principal balance of the Loan that is not subject to the alternative interest rate options elected in the manner hereinafter provided. "Prime Interest Rate Advance" shall mean any amount borrowed as part of the Loan that bears interest at the Prime Interest Rate.

                  (ii) LIBOR Interest Rate: During the term of the Loan, the Company may from time to time prior to the Maturity Date elect to have interest accrue on all or part of the outstanding principal balance of the Loan at a rate of interest equal to the LIBOR Rate (as defined below) plus the LIBOR Rate Margin pursuant to the following incentive pricing matrix:

                                             LIBOR Rate
                                     Incentive Pricing Matrix

         If the Company's Leverage                       then the LIBOR
              (as defined in                          Rate Margin shall be:
           Section 1 hereof) is:
                < 1.5:1.0                               175 basis points
                -
                < 2.0:1.0                               200 basis points
                -
                < 2.5:1.0                               225 basis points
                -
                > 2.5:1.0                               250 basis points

                  The LIBOR Rate Margin shall be adjusted on a quarterly basis with any such change effective on the first (1st) day of the month following the month in which consolidating and consolidated Company prepared financial statements of the

                  Company are received for the immediately preceding fiscal quarter. From the Closing Date until the first quarterly adjustment (based on June 30, 1997 financial statements), the initial LIBOR Rate Margin shall be 250 basis points. Provided, further, that the amount of principal balance accruing interest at the LIBOR Rate may not exceed the outstanding principal balance remaining due under the Loan as of the maturity date of the related LIBOR contract. In the event the Company for any reason causes a LIBOR contract to be broken, the Company shall pay any resulting penalty incurred by the Bank thereof.

                  "LIBOR Rate" shall mean, with respect to any LIBOR Rate Advance and the related Interest Period (as hereinafter defined), the rate of interest the Bank may quote from time to time and subject to change without notice, determined on the basis of the offered per annum rate, estimated per annum rate, or the arithmetic mean of the per annum rates determined by the Bank in its reasonable discretion for deposits in U.S. Dollars in an amount comparable to the partial advance of the principal balance of the Loan for a period equal to the applicable time period of said partial advance, which shall appear on page 3750, captioned British Bankers Association Interest Settlement Rates, of Telerate, a service of Telerate Systems Incorporated (or such other page that may replace such page on that service for the purpose of displaying LIBOR; or if such service ceases to be available, such other reasonably comparable money rate service as the Bank may select) or upon information obtained from any other reasonable source reporting "London Interbank Offered Rate" of major banks on the date that is two (2) banking days of the Bank preceding the day on which the Company makes a request for a LIBOR Advance. Rates quoted by the Bank for LIBOR Rate Advances shall mean the per annum rate that is equal to the sum of LIBOR plus the rate representing the cost, if any, of maintaining reserves against "Eurocurrency Liabilities" under Regulation D of the Board of Governors of the Federal Reserve System. This provision is for the benefit of the Bank and is not intended to increase the expected yield to the Bank above the rate of interest provided for herein. If a LIBOR rate quoted by the Bank requires adjustment for a reserve requirement the reserve adjusted rate is computed by dividing the LIBOR by an amount equal to (1 - Reserve Requirement expressed as a decimal).

         "LIBOR Rate Advance" shall mean any amount borrowed as part of the Loan that bears interest at a rate calculated with reference to the LIBOR Rate. All LIBOR Rate Advances shall be for a minimum principal amount $500,000 and even increments of $100,000 for all amounts above such minimum. "LIBOR business day" shall mean, with respect to any LIBOR Rate Advance, a day which is both a day on which the Bank is open for business and a day on which dealings in U.S. dollar deposits are carried out in the London interbank market.

                  (iii) "As Quoted" Seven (7) Year Fixed Interest Rate. The Company may elect to fix the interest applicable to the Loan for a period of seven (7) years (a "Fixed Interest Rate").
                  The Bank will quote the Company a Fixed Interest Rate upon request not less than three (3) business days prior to the Closing Date (as hereinafter defined). Such Fixed Interest Rate shall be quoted to the Company based on money market, business, economic and competitive factors, and shall be determined in the Bank's sole and absolute discretion. "Fixed Interest Rate Advance" shall mean any amount borrowed as part of the Loan that bears interest at a Fixed Interest Rate. All Fixed Rate Advances shall be for a minimum principal amount of $500,000.00 and even increments of $100,000.00 for all amounts above such minimum.

         (c) Notice of Election. The Company may initially elect to request an advance of any type (an "Advance"), continue an Advance of one type as an Advance of the then existing type or convert an Advance of one type to an Advance of another type, by giving notice thereof to the Bank in writing in the form prescribed by the Bank not later than 10:00 a.m. New York time, two (2) LIBOR business days prior to the date any such continuation of or conversion to a LIBOR Rate Advance is to be effective, and not later than 10:00 a.m. New York time on the date such continuation or conversion is to be effective in all other cases, provided, that an outstanding Advance may only be converted on the last day of the then current Interest Period (if applicable) with respect to such Advance, and provided, further, that upon the continuation or conversion of an Advance such notice shall also specify the Interest Period (if applicable) to be applicable thereto upon such continuation or conversion. If the Company shall fail to timely deliver such a notice with respect to any outstanding Advance, the Company shall be deemed to have elected to convert such Advance to a Prime Interest Rate Advance on the last day of the then current Interest Period with respect to such Advance. The Company may elect to have a combination of LIBOR Rate Advances and Prime Rate Advances outstanding at any one time, subject to the limitations of Section 3.1(b)(ii) above and a limit of no more than four (4) LIBOR Rate Advances outstanding at any one time.

         (d)      Interest Calculation and Interest Payment Date.

         "Interest Period" shall mean:

         (1) With respect to any LIBOR Rate Advance under the Loan, an initial period commencing, as the case may be, on the day such an Advance shall be made by the Bank, or on the day of conversion of any then outstanding Advance to an Advance of such type, ending on the date one (1), two (2), three
(3) or six (6) months thereafter, all as the Company may elect pursuant to this Agreement; provided, that (a) any Interest Period with respect to a LIBOR Rate Advance that shall commence on the last LIBOR business day of the calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last LIBOR business day of the appropriate subsequent calendar month; and (b) each Interest Period with respect to a LIBOR Rate Advance that would otherwise end on a day which is not a LIBOR business day shall end on the next succeeding LIBOR business day or, if such next succeeding LIBOR business day falls in the next succeeding calendar month, on the next preceding LIBOR business day.

         (2) With respect to a Prime Interest Rate Advance under the Loan, an initial period commencing, as the case may be, on the day such an Advance shall be made by the Bank, or on the day of conversion of any then outstanding Advance to an Advance of such type, and ending on the day of conversion to an Advance of a different type or the Maturity Date.

         Notwithstanding the provisions of (1) and (2) above, no Interest Period shall be permitted which would end after the Maturity Date of the Loan.

         Interest shall be due and payable on each Interest Payment Date. "Interest Payment Date" shall mean those times specified in Section 3.1(a) above.

         (e) Limitations on Requests and Elections. Notwithstanding any other provision of this Agreement to the contrary, if, upon receiving a request for an Advance or a request for a continuation of an Advance as an Advance of the then existing type or conversion of an Advance to an Advance of another type (i) in the case of any LIBOR Rate Advance, deposits in dollars for periods comparable to the Interest Period elected by the Company are not available to the Bank in the London interbank or secondary market, or (ii) by reason of national or international financial, political or economic conditions or by reason of any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect, or the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive of such authority (whether or not having the force of law), including without limitation exchange controls, it is impracticable, unlawful or impossible for the Bank (x) to make the relevant LIBOR Rate Advance or (y) to continue such Advance as a LIBOR Rate Advance or (z) to convert an Advance to a LIBOR Rate Advance, then the Company shall not be entitled, so long as such circumstances continue, to request a LIBOR Rate Advance or a continuation of or conversion to such Advances from the Bank. In the event that such circumstances no longer exist, the Bank shall again accept elections for LIBOR Rate Advances of the affected type and requests for continuations of and conversions to such Advances of the affected type.

         (f) Illegality and Impossibility. In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive of such authority (whether or not having the force of law), including without limitation exchange controls, shall make it unlawful or impossible for the Bank to maintain a LIBOR Advance under this Agreement, the Company shall upon receipt of notice thereof from the Bank, repay in full the then outstanding principal amount of all such LIBOR Advances made by the Bank together with all accrued interest thereon to the date of payment and all amounts due to the Bank this Section 1.3, (i) on the last day of the then current Interest Period, if any, applicable to such LIBOR Advance, if the Bank may lawfully continue to maintain such LIBOR Advance to such day, or (ii) immediately if the Bank may not continue to maintain such LIBOR Advance to such day. This provision is for the benefit of the Bank and is not intended to increase the yield to the Bank above the rates of interest provided for in this Agreement. This section shall apply only as long as such illegality exists. The Bank shall use reasonable, lawful effects to avoid the impact of such law, treaty, rule or regulation.

         (g) Indemnification. If the Company makes any payment of principal with respect to any Advance on any other date than the last day of an Interest Period applicable thereto or if the Company fails to borrow any Advance after notice has been given to the Bank in accordance herewith, or fails to make any payment of principal or interest in respect of an

Advance when due or upon the Maturity Date of the Loan, the Company shall reimburse the Bank on demand for any resulting loss or expense incurred by the Bank, determined in the Bank's reasonable opinion, including without limitation any loss incurred in obtaining, liquidating or employing deposits from third parties. A detailed statement as to the amount of such loss or expense, prepared in good faith and submitted by the Bank to the Company shall be conclusive and binding for all purposes absent manifest error in computation. The Bank shall promptly notify the Company of any event occurring after the date of this Agreement that entitles the Bank to reimbursement pursuant to this Paragraph. The provisions of this Paragraph (g) shall survive the termination of this Agreement and the payment in full of all promissory notes outstanding pursuant hereto. Notwithstanding anything to the contrary set forth in this Agreement, the parties hereto agree that this Section 3.1(g), Section 3.3 and
3.8 shall not be interpreted so as to charge the Company more than once for any loss or expense incurred by the Bank in connection with this Agreement and reimbursable by the Company to the Bank pursuant to this Section 3.1(g), or Sections 3.3 or 3.8.

3.2 Interest Rate After Default. Interest shall accrue on the outstanding principal balance of all Advances made pursuant to this Agreement at a rate equal to the Prime Interest Rate plus five percent (5%) per annum upon the occurrence and during the continuance of any Event of Default and the expiration of any applicable cure period, unless otherwise waived in writing.

3.3 Prepayment. The Company may, at any time, upon payment of all accrued interest, fees and other amounts then due and payable to the Bank, and upon at least five (5) business days written notice to the Bank if such prepayment involves a LIBOR Rate Advance or a Fixed Interest Rate Advance, elect to prepay all or part of the principal outstanding balance of the Loan, provided, however, that if such prepayment occurs during an Interest Period subject to a LIBOR Rate Advance or a Fixed Interest Rate Advance, any such prepayment shall be in an amount equal to the sum of (i) the amount of the prepayment; (ii) all accrued interest to the date of such prepayment; (iii) any late charges or charge then due and owing; and (iv) an amount sufficient to compensate the Bank for any costs, charges, penalties and other sums incurred or suffered by Bank because of any match funding of all or any part of the principal amount of the loan. The amount sufficient shall be determined in accordance with the prepayment formula as follows:

         Prepayment Premium = RD x Y x (AP - AD) x PVF where:

         (1) RD is the Rate Differential and means (a) the Bank's cost of funding for the original term of the obligation evidenced by the Note through the last scheduled payment of the principal sum of the Loan, expressed as a per annum rate of interest, as determined by the Bank minus (b) the rate at which the Bank re-employs or could re-employ the funds prepaid for the remaining term of the obligation evidenced by the Note through the last scheduled payment of the principal sum of the Loan, expressed as a per annum rate of interest, as determined by the Bank;

         (2) Y is the Years and means the number of years an fractions of years beginning on the date of the prepayment and ending on the last day prior to the next adjustment date for a LIBOR Advance or the Maturity Date for a Fixed Rate Advance;

         (3) AP is the Amount Paid and means the actual amount of the principal sum of the loan paid on the date of the prepayment;

         (4) AD is the Amount Due and means the principal portion of the installment payment due and payable on the date of the prepayment in accordance with the payment schedule above, if any; and

         (5) PVF is the Present Value Factor and means the value of $1.00 for Y number of years discounted at the per annum rate of interest at which the Bank re-employs or could re-employ the funds prepaid for the remaining term of the obligation evidenced by the Term Note through the last scheduled payment of the principal sum of the Loan, expressed as a per annum rate of interest, as determined by the Bank.

Provided, further, that if RD is a negative number, no prepayment premium shall be incurred. Prepayment premiums shall be calculated against the principal portion of the Loan that is (i) subject to a LIBOR Interest Rate or a Fixed Interest Rate; and (ii) is actually prepaid by the Company.

3.4 Fees: Expenses: Costs. The Company agrees to pay to the Bank no later than the execution date of this Agreement (the "Closing Date"), a facility fee of Forty-Three Thousand Seven Hundred Fifty and No/100 Dollars ($43,750.00). The Company shall also pay all costs and expenses incidental to the Loan or the enforcement of the Bank's rights in connection therewith. Such costs shall include, but not be limited to, fees and out-of-pocket expenses of the Bank's counsel, audit fees, recording fees, inspection fees, revenue stamps, and note and mortgage taxes, if any. The Bank acknowledges payment by the Company of $5,000 as a deposit prior to the Closing Date, such deposit to be applied to the fees, costs and expenses to be paid by the Company at Closing pursuant to this Section 3.4.

3.5 Payments. All payments by the Company to the Bank hereunder shall be made in lawful currency of the United States of America and in immediately available funds before 2:00 p.m. Ohio time on the date when such payment is due at the office of the Bank at 917 Euclid Avenue, Cleveland, Ohio 44115,
Attention: Corporate Banking, or at such other location as the Bank shall designate to the Company from time to time in writing. Any payment received and accepted by the Bank after such time shall be considered for all purposes (including the calculation of interest, to the extent permitted by law) as having been made on the Bank's next following Business Day. If the date for any payment hereunder falls on a day that is not a Business Day, then for all purposes of this Agreement the same shall be deemed to have fallen on the next following Business Day, and such extension of time shall in such case be included in the computation of payments of interest.

3.6 Use of Proceeds. The net proceeds of the Loan will be used for the purpose of financing YoSystems, Inc.'s purchase of one hundred percent (100%) of the issued and outstanding common and preferred stock of SMS Geotrac, Inc.

3.7 Maturity. The Loan shall be available until the Maturity Date, unless extended in the sole and absolute discretion of the Bank. In addition, the Loan, at the option of the Bank, shall become immediately due and payable without notice or demand upon the occurrence of any Event of Default under this Agreement.

3.8 Additional Costs. In the event that any applicable law, treaty, rule or regulation, whether domestic or foreign, now or hereafter in effect, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive of any such authority, whether or not having the force of law, shall (a) affect the basis of taxation of payments to the Bank of any amounts payable by the Company for LIBOR Rate Advances under this Agreement (other than taxes imposed on the overall net income of the Bank by jurisdiction or by any political subdivision or taxing authority of any such jurisdiction, in which the Bank has its principal office), (b) impose, modify, or deem applicable any reserve, special deposit, or similar requirement against assets of, deposits with or for the account of, or credit extended by the Bank, or (c) impose any other condition, requirement, or charge with respect to this Agreement or the Loan, including without limitation any capital adequacy requirement, any requirement which affects the manner in which the Bank allocates capital resources to its commitments, or any similar requirement, and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining the Loan or any advance under it, to reduce the amount of any sum receivable by the Bank thereon, or to reduce the rate of return on the Bank's capital, then the Company shall pay to the Bank from time to time, upon request of the Bank, an additional amount sufficient to compensate the Bank for such increased cost, reduced sum receivable, or reduced rate of return to the extent the Bank is not compensated therefor in the computation of the interest rates applicable to the Loan. A detailed statement as to the amount of such increased cost, reduced sum receivable, or reduced rate of return, prepared in good faith and submitted by the Bank to the Company, shall be conclusive and binding for all purposes relative to the Bank, absent manifest error in computation. The Bank shall promptly notify the Company of any event occurring after the date of this Agreement which entitles the Bank to additional compensation pursuant to this
Section 3.8.

4.       SECURITY AGREEMENT.

4.1 Grant of Security Interest. The Company hereby grants, pledges, and assigns to the Bank a security interest in the Collateral, whether the Company's interest therein is as owner, co-owner, lessee, consignee, secured party, or otherwise, be now owned or existing or hereafter arising or acquired, and wherever located, together with all substitutions, replacements, additions, and accessions therefor or thereto, all documents, negotiable documents, documents of title, warehouse receipts, storage receipts, dock warrants, express bills, freight bills, airbills, bills of lading, and other documents relating thereto, all products thereof and all cash and noncash proceeds thereof including, but not limited to, notes, drafts, checks, instruments, instruments, insurance proceeds, indemnity proceeds.

         The security interest hereby granted is to secure the prompt and full payment and complete performance of all Obligations of the Company to the Bank. It is the Company's express intention that the continuing security interest granted hereby shall extend to all present and future Obligations of the Company to the Bank, whether or not such Obligations are reduced or extinquished and thereafter increased or reincurred, whether or not such Obligations are related to the indebtedness identified above by class, type, or kind, and whether or not such Obligations are specifically contemplated as of the date hereof. The absence of any reference to this Agreement in any documents, instruments, or agreements evidencing or relating to any Obligation secured hereby shall not limit or be construed to limit the scope or applicability of this Agreement.

4.2 Representations and Covenants Regarding the Collateral. The Company represents, warrants, and covenants as follows: (a) Except for (i) the security interest granted hereby, (ii) any liens set forth in Exhibit B (the "Permitted Liens"), the Company is, or as to Collateral arising or to be acquired after the date hereof, shall be, the sole and exclusive owner of the Collateral, and the Collateral is and shall remain free from any and all liens, security interests, encumbrances, claims, and interests, (other than pursuant to the Cross License Agreement) and no security agreement, financing statement, equivalent security or lien instrument or continuation statement covering any of the Collateral is on file or of record in any public office; (b) the Company shall not create, permit, or suffer to exist, and shall take such action as is necessary to remove, any claim to or interest in or lien or encumbrance upon the Collateral except the Permitted Liens, and shall defend the right, title, and interest of the Bank in and to the Collateral against all claims and demands of all persons and entities at any time claiming the same or any interest therein; (c) the Company's principal place of business and chief executive office is located at the address set forth in paragraph 9.1 of this Agreement; the Collateral and the records concerning the Collateral shall be kept at that address unless the Bank shall give its prior written consent otherwise; and the Company has no other places of business except as shown in Exhibit C attached hereto; (d) at lease thirty (30) days prior to the occurrence of any of the following events, the Company shall deliver to the loan office who is handling the Company's Obligations on behalf of the Bank written notice of such impending events: (i) a change in the Company's principal place of business or chief executive office;
(ii) the opening or closing of any Premises; or (iii) a change in the Company's name, identity, or corporate structure; (e) each of the Accounts is based on an actual and bona fide sale and delivery of goods or service in the ordinary course of the Company's business, and the Company's Account Debtors have accepted the goods or services, and owe and are obligated to pay the full amounts reflected in the invoices according to the terms thereof; and (f) any and all taxes and fees relating to the Company's business shall be the Company's sole responsibility, the Company will pay the same when due, and none of said taxes and fees represent a lien on or claim against the Accounts.

4.3 Collateral Insurance. The Company shall have and maintain insurance at all times with respect to all Inventory and Equipment (a) insuring against risks of fire (including so-called extended coverage), explosion, theft, sprinkler leakage, and such other casualties as the Bank may reasonably designate, and (b) insuring against liability for personal injury and property damage, containing such terms, in such form, for such periods and written by such companies as may be reasonably satisfactory to the Bank, such insurance to be payable to the Bank and the Company as loss payee as their interests may appear. All policies of insurance, other than as described below with respect to errors and omissions insurance, shall provide for twenty (20) days' written minimum cancellation notice to the Bank and, at request of the Bank, shall be delivered to and held by it. During the continuance of an Event of Default, the Bank may act as attorney for the Company in obtaining, adjusting, settling, and cancelling such insurance and indorsing any drafts. In the event of failure to provide insurance as herein provided, the Bank may, at its option, provide such insurance, and the Company shall pay to the Bank, upon demand, the cost thereof. Should the Company fail to pay said sum to the Bank upon demand, interest shall accrue thereon from the date of demand until paid in full at the highest rate set forth in any document or instrument evidencing any of the Obligations. The Company shall obtain satisfactory errors and omissions insurance coverage within ninety (90) days of the Closing Date, and shall upon request, deliver such policy to the Bank. Upon issuance, such policy shall also include twenty (20) days' minimum written cancellation notice to the Bank.

4.4 Books and Records: Account Verification. The Company shall at all times keep accurate and complete records of the Collateral, and at all times and from time to time, shall allow the Bank, by or through any of its officers, agents, attorneys, or accountants, to examine, inspect, and make extracts from the Company's books and records, and to arrange for verification of the Collateral directly with Account Debtors or by other methods and to examine and inspect the Collateral wherever located. In addition, upon request of the Bank, the Company shall provide the Bank with copies of agreements with, purchase orders from, and invoices to, the Company's customers, and copies of all shipping documents, delivery receipts, and such other documentation and information relating to the Collateral as the Bank may require.

4.5 Preservation and Disposition of Collateral. (a) Other than as specified in the sentence immediately following this sentence, prior to the placement of any Collateral in or upon any real property which the Company has leased or mortgaged, the Company shall have obtained a waiver from the lessor and/or the mortgagee, as the case may be, with respect to the rights (whether present or future) of the lessor or mortgagee with respect to that Collateral. The Bank agrees that the Company shall use its best efforts to obtain a waiver from Southwest Business Center, Ltd., as lessor, with respect to the Premises located at 156 S. Norwalk Road, Norwalk, Ohio, within twenty (20) days of the Closing Date. The Company shall advise the Bank promptly, in writing and in reasonable detail, (i) of any material encumbrance or claim asserted against any of the Collateral; (ii) of any material change in the composition of the Collateral; and (iii) of the occurrence of any other event that would have a material adverse effect upon the aggregate value of the Collateral or upon the security interest of the Bank; (b) the Company shall not sell or otherwise dispose of the Collateral, except that the Company may sell or otherwise dispose of Inventory in the ordinary course of its business, other non-Inventory assets reasonably determined by the Company not to be useful to the Company's business because of obsolescence, and pursuant to the Cross License Agreement; (c) the Company shall keep the Collateral in good condition and shall not misuse, abuse, secrete, waste, or destroy any of the same; (d) the Company shall not use the Collateral in violation of any statute, ordinance, regulation, rule, decree, or order; (e) the Company shall pay promptly when due all taxes, assessments, charges, or levies upon the Collateral or in respect to the income or profits therefrom (except those taxes contested by the Company in good faith in appropriate proceedings); (f) the Company will not accept any drafts or trade acceptances against the Collateral; and (g) at its option, the Bank may discharge taxes, liens, security interests, or other encumbrances at any time levied or placed on the Collateral and may pay for the maintenance and preservation of the Collateral. The Company agrees to reimburse the Bank upon demand for any payment made or any expense incurred (including reasonable attorneys' fees) by the bank pursuant to the foregoing authorization. Should the Company fail to pay said sum to the Bank upon demand, interest shall accrue thereon, from the date of demand until paid in full, at the highest rate set forth in any document or instrument evidencing any of the Obligations.

4.6 Extensions and Compromises. With respect to any Collateral, the Company assents to all extensions or postponements of the time of payment thereof or any other indulgence in connection therewith, to each substitution, exchange, or release of Collateral, to the addition or release of any party primarily or secondarily liable, to the acceptance of partial payments thereon and to the settlement, compromise, or adjustment thereof, all in such manner and at such time or times as the Bank may deem advisable. The Bank shall have no duty as to the collection or protection of Collateral or any income therefrom, nor as to the preservation of rights against prior parties, nor as to the preservation of any right pertaining thereto, beyond the safe custody of Collateral in the possession of the Bank.

4.7 Financing Statements. At the request of the Bank, the Company shall join with the Bank in executing, delivering, and filing one or more financing statements in a form satisfactory to the Bank and shall pay the cost of filing the same in all public offices wherever filing is deemed by the Bank to be necessary or desirable. A carbon, photographic, or other reproduction of this Agreement or of a financing statement shall be sufficient as a financing statement.

4.8 Bank's Appointment as Attorney-in-fact. Effective upon and during the continuance of an Event of Default, the Company hereby irrevocably constitutes and appoints the Bank and any officer or agent thereof, with full power of substitution, as the Company's true and lawful attorney-in-fact with full irrevocable power and authority in its place and stead and in its name or in the Bank's own name, from time to time in the Bank's discretion, for the purpose of carrying out the terms of this Agreement and, without limiting the generality of the foregoing, hereby grants to the Bank the power and right, on behalf of the Company, without notice to or assent: (a) to execute, file, and record all such financing statements, certificates of title, and other certificates of registration and operation, and similar documents and instruments as the Bank may deem necessary or desirable to protect, perfect, and validate the Bank's security interest in the Collateral; (b) to receive, collect, take, indorse, sign, compromise, assign, and deliver in the Company's or the Bank's name, any and all checks, notes, drafts, or other documents or instruments relating to the Collateral; and (c) upon the occurrence of an Event of Default, (i) to notify postal authorities to change the address for delivery of the Company's mail to an address designated by the Bank, (ii) to open such mail delivered to the designated address, (iii) to sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, and notices in connection with accounts and other documents relating to the Collateral; (iv) to commence and prosecute any suits, actions, or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right in respect of any Collateral; (v) to defend any suit, action, or proceeding brought with respect to any Collateral; (vi) to negotiate, settle, compromise, or adjust any account, suit, action, or proceeding described above and, in connection therewith, to give such discharges or releases as the Bank may deem appropriate; and (vii) generally, to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Bank were the absolute owner thereof for all purposes, and to do, at the Bank's option and the Company's expense, at any time or from time to time, all acts and things which the Bank deems necessary to protect, preserve, or realize upon the Collateral and the Bank's security interest therein, in order to effect the intent of this Agreement.

     The Company hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable. The powers conferred upon the Bank hereunder are solely to protect its interests in the Collateral and shall not impose any duty upon the Bank to exercise any such powers. The Bank shall be accountable only for amounts that the Bank actually receives as a result of the exercise of such powers and neither the Bank nor any of its officers, directors, employees, or agents shall be responsible to the Company for any act or failure to act, except for the Bank's own gross negligence or willful misconduct.

4.9 Remedies on Default. Upon the occurrence and continuance of an Event of Default, the Bank shall have the rights and remedies of a secured party under this Agreement, under any other instrument or agreement securing, evidencing, or relating to the Obligations, and under the law of the State of Ohio or any other applicable state law. Without limiting the generality of the foregoing, upon the occurrence and continuance of an Event of Default, the Bank shall have the right to take possession of the Collateral and all books and records relating to the Collateral and for that purpose the Bank may enter upon any premises on which the Collateral or books and records relating to the Collateral or any part thereof may be situated and remove the same therefrom. the Company expressly agrees that the Bank, upon the occurrence and continuance of an Event of Default, without demand of performance or other demand, advertisement, or notice of any kind (except the notices specified below of time and place of public sale or disposition or time after which a private sale or disposition is to occur) to or upon the Company or any other person or entity (all and each of which demands, advertisements, and/or notices are hereby expressly waived), may forthwith collect, receive, appropriate, and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase or sell, or otherwise dispose of and deliver the Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any of the Bank's offices or elsewhere at such prices as the Bank may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Bank shall have the right upon any such public sales or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption. The Company further agrees, upon the occurrence and continuance of an Event of Default and at the Bank's request, to assemble the Collateral and to make it available to the Bank at such places as the Bank may reasonably select. The Company further agrees upon the occurrence and continuance of an Event of Default to allow the Bank to use or occupy the Company's premises, subject to the terms and conditions of those certain Landlord Estoppel Certificate, Waiver and Consent Agreements executed by the lessors of the Company's business locations in favor of the Bank of even date herewith, for the purpose of effecting the Bank's remedies in respect of the Collateral. the Bank shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization, or sale, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any or all of the Collateral or in any way relating to the rights of the Bank hereunder, including reasonable attorneys' fees and legal expenses, to the payment in whole or in part of the Obligations, in such order as the Bank may elect, and only after so paying over such net proceeds and after the payment by the Bank of any other amount required by any provision of law, need the Bank account for the surplus, if any. To the extent permitted by applicable law, the Company waives all claims, damages, and demands against the Bank arising out of the repossession, retention, sale, or disposition of the Collateral. The Company agrees that the Bank need not give more than seven days' notice (which notification shall be deemed given when mailed, postage prepaid, addressed to the Company at its address set forth in this Agreement, or when telecopied or telegraphed to that address or when telephoned or otherwise communicated orally to the Company or any of its agents at that address) of the time and place of any public sale or of the time after which a private sale may take place and that such notice is reasonable notification of such matters. The Company shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all amounts to which the Bank is entitled. The Company shall also be liable for the costs of collecting any of the Obligations or otherwise enforcing the terms thereof or of this Agreement, including reasonable attorneys' fees.

5. WARRANTIES AND REPRESENTATIONS. Each Company warrants and represents to the Bank as follows:

5.1 Corporate Organization and Authority. (a) YoSystems is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio; (b) Geotrac is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (c) each Company has all requisite corporate power and authority and all necessary licenses and permits to own and operate their properties and to carry on their business as now conducted and as presently proposed to be conducted; (d) other than the State of Georgia in connection with the Georgia Residential Office, neither Company is doing business or conducting any activity in any jurisdiction in which it has not duly qualified and become authorized to do business; and (e) other than Geotrac being a subsidiary of YoSystems, neither Company has subsidiaries and neither Company will create or acquire any subsidiaries without the prior written consent of the Bank.

5.2 Borrowing is Legal and Authorized. (a) The Board of Directors of each Company has duly authorized the execution and delivery of this Agreement and of the notes, and documents contemplated herein; this Agreement, the notes and other documents executed in connection with this Agreement will constitute valid and binding obligations of each Company enforceable in accordance with their respective terms; (b) the execution of this Agreement and related notes and documents and the compliance by each Company with all the provisions of this Agreement (i) are within the corporate powers of each Company, and (ii) are legal and will not conflict with, result in any breach in any of the provisions of, constitute a default under, or result in the creation of any lien or encumbrance upon any property of either Company under the provisions of, any agreement, charter instrument, bylaw, or other instrument to which either Company is a party or by which either Company may be bound; (c) there are no limitations in any indenture, contract, agreement, mortgage, deed of trust, or other agreement or instrument to which either Company is now a party or by which either Company may be bound with respect to the payment of principal or interest on any indebtedness, or either Company's ability to incur indebtedness including the notes to be executed in connection with this Agreement.

5.3 Taxes. All tax returns required to be filed by each Company in any jurisdiction have in fact been filed, and all taxes, assessments, fees, and other governmental charges upon either Company, or upon any of either Company's properties, which are due and payable have been paid. Neither Company knows of any proposed additional tax assessment against it. The provisions for taxes on the books of each Company for its current fiscal period are adequate.

5.4 Compliance with Law. Each Company (a) is not in violation of any laws, ordinances, governmental rules or regulations to which it is subject, including without limitation any laws, rulings or regulations relating to ERISA or
Section 4975 of the Code; (b) has not failed to obtain any licenses, permits, franchises, or other governmental or environmental authorizations necessary to the ownership of its properties or to the conduct of its business, which violation or failure might materially and adversely affect the business, prospects, profits, properties, or condition (financial or otherwise) of either Company; and (c) has not acquired, incurred or assumed directly or indirectly, any material contingent liability in connection with the release of any toxic or hazardous waste or substance into the environment.

5.5 Financial Statements: Full Disclosure. The historical financial statements for the fiscal year ending June 30, 1996, and the historical financial statements for any periods between that date and the date of this Agreement, which have been supplied by each Company to the Bank have been prepared in accordance with generally accepted accounting principles consistently applied and fairly represent each Company's financial condition as of such date. No material adverse change in either Company's financial condition has occurred since that date. The historical financial statements referred to in this paragraph do not, nor does this Agreement or any written statement furnished by either Company to the Bank in connection with obtaining the Loan, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. Each Company has disclosed to the Bank in writing all facts which materially affect the properties, business, prospects, profits, or condition (financial or otherwise) of each Company or the ability of each Company to perform this Agreement.

5.6 No Insolvency. On the date of each Company's entering into the Loan and after giving effect to all indebtedness of each Company (including the Loan),
(a) each Company will be able to pay its obligations as they become due and payable; (b) the present fair saleable value of each Company's assets exceeds the amount that will be required to pay its probable liability on its obligations as the same become absolute and matured; (c) the sum of each Company's property at a fair valuation exceeds each Company's indebtedness; and
(d) each Company will have sufficient capital to engage in its business. Each Company's grant of collateral for the Loan constitutes fair consideration and reasonably equivalent value because of the receipt of the proceeds of the Loan.

5.7 Government Consent. Neither the nature of each Company or of its business or properties, nor any relationship between either Company and any other entity or person, nor any circumstances in connection with the execution of this Agreement, is such as to require a consent, approval or authorization of, or filing, registration, or qualification with, any governmental authority on the part of either Company as a condition to the execution and delivery of this Agreement and the notes and documents contemplated herein.

5.8 Title to Properties. Each Company has good and marketable title to all the property in which it has a property interest, free from any liens and encumbrances, except for the Permitted Liens and except as provided in the Cross License Agreement. Neither Company has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property whether now owned or hereafter acquired to be subject to a lien or encumbrance except as provided in this paragraph.

5.9 No Defaults. No event has occurred and no condition exists which would constitute an Event of Default pursuant to this Agreement. Neither Company is in violation in any material respect of any term of any agreement, charter instrument, bylaw, or other instrument to which it is a party or by which it may be bound.

5.10 Environmental Protection. Each Company (a) has no knowledge of the permanent placement, burial, or disposal of any Hazardous Substances on any of the Premises, of any spills, releases, discharges, leaks, or disposal of Hazardous Substances that have occurred or are presently occurring, under, or onto the Premises, or of any spills, releases, discharges, leaks or disposal of Hazardous Substances that have occurred or are occurring off the Premises as a result of the Company's improvement, operation, or use of the Premises which would result in noncompliance with any of the Environmental Laws; (b) is and has been in compliance with all applicable Environmental Laws; (c) knows of no pending or threatened environmental civil, criminal, or administrative proceedings against either Company relating to Hazardous Substances; (d) knows of no facts or circumstances that would give rise to any future civil, criminal, or administrative proceeding against either Company relating to Hazardous Substances; and (e) will not permit any of its employees, agents, contractors, subcontractors, or any other person occupying or present on its business premises to generate, manufacture, store, dispose, or release on, about, or under the Premises any Hazardous Substances which would result in the Premises not complying with the Environmental Laws.

5.11 Pending Litigation. Except as set forth on Exhibit D attached hereto and incorporated herein by reference, there are no proceedings pending, or to the knowledge of either Company threatened, against or affecting the properties, business prospects, profits or condition (financial or otherwise) of either Company or the ability of either Company to perform under this Agreement.

5.12 Warranties and Representations. On the date of each advance pursuant to the Loan, the warranties and representations set forth in Section 5 hereof shall be true and correct on and as of such date with the same effect as though such warranties and representations had been made on and as of such date, except to the extent that such warranties and representations expressly relate to an earlier date.

6. COMPANY BUSINESS COVENANTS. Each Company covenants that on and after the date of this Agreement until terminated pursuant to the terms of this Agreement, or so long as any of the indebtedness provided for herein remains unpaid:

6.1 Payment of Taxes and Claims. Each Company will pay before they become delinquent (except as contested in good faith by the Company in appropriate proceedings) (a) all taxes, assessments, and governmental charges or levies imposed upon it or its property; and (b) all claims or demands of materialmen, mechanics, carriers, warehousemen, landlords, bailees, and other like persons which, if unpaid, might result in the creation of a lien or encumbrance upon its property.

6.2      Maintenance or Properties and Corporate Existence. Each Company shall
(a) maintain its property in good condition and make all renewals, replacements, additions, betterments, and improvements thereto which are deemed necessary by the Company; (b) maintain, with financially sound and reputable insurers, insurance with respect to its properties and business against such casualties and contingencies, or such types (including but not limited to fire and casualty, public liability, products liability, larceny, embezzlement, or other criminal misappropriation insurance) in such amounts as is customary in the case of corporations of established reputations engaged in the same or a similar business and similarly situated; (c) keep true books of records and accounts in which full and correct entries will be made of all its business transactions, and reflect in its financial statements adequate accruals and appropriations to reserves; (d) subject to the terms of the Merger (as defined in Section 6.3), do or cause to be done all things necessary (i) to preserve and keep in full force and effect its existence, rights and franchises, and (ii) to maintain its status as a corporation duly organized and existing and in good standing under the laws of the state of its incorporation; and (e) not be in violation of any laws, ordinances, or governmental rules and regulations or fail to obtain any licenses, permits, franchises, or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, which violation or failure to obtain might materially and adversely affect the business, prospects, profits, properties, or condition (financial or otherwise) of either company.

6.3 Sale of Assets: Merger; Subsidiaries: Tradenames. Neither Company will, except in the ordinary course of business, sell, lease, transfer, or otherwise dispose of, any of its assets. Neither Company will without the prior written consent of the Bank consolidate with or merger into any other entity, or permit any other entity to consolidate or merge into it. Neither Company shall acquire all or substantially all of the assets or business of any other company, person, or entity without the prior written consent of the Bank. Other than Geotrac being a subsidiary of YoSystems, each Company has no subsidiaries and conducts business only under the names of each Company identified in
Section 1. The Company will not create or acquire any subsidiaries or conduct business under any other tradenames without the prior written consent of the Bank. Notwithstanding anything to the contrary set forth in this Section 6.3, the Bank consents to the merger of YoSystems and Geotrac (the "Merger") following the Closing Date provided the Company delivers to the Bank satisfactory evidence of the following: (a) Certificate of Merger filed with the Secretary of Ohio and the Secretary of State of Delaware; (b) identification of the name and domicile State of the surviving entity; and (c) any and all documents relating to such corporate merger and any supporting information reasonably requested by the Bank in connection therewith. In addition, each Company will execute such other documents and instruments as reasonably requested by the Bank in connection with the foregoing merger in order to protect the Bank's interests as a secured lender pursuant to this Agreement.

6.4 Negative Pledge. Neither Company will cause or permit or agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise), any of its property, whether now owned or hereafter acquired, to become subject to a lien or encumbrance, except: (i) liens in connection with deposits required by workers' compensation, unemployment insurance, social security, and other like laws; (ii) taxes, assessments, reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases, and other similar title exceptions or encumbrances affecting real property, provided they do not in the aggregate materially detract from the value of said property or materially interfere with its use in the ordinary conduct of either Company's business; (iii) inchoate liens arising under ERISA to secure the contingent liability of either Company's business;
(iii) inchoate liens arising under ERISA to secure the contingent liability of either Company; and (iv) the Permitted Liens. Neither Company shall grant or agree in favor of any other creditor or third-party to provide it with a "negative pledge" or provision similar to this Section 6.4.

6.5 Other Borrowings and Contingent Liabilities. Except for the Loan, neither Company will (a) create or incur any indebtedness for borrowed money or advances, or (b) guarantee, indorse, or otherwise become surety for or upon the obligations or others, except by indorsement of negotiable instruments for deposit or collection in the ordinary course of business. The limitations set forth in this Section 6.5 shall not included indebtedness for borrowed money or advances incurred through the execution of capitalized lease agreements ("Capitalized Leases"). Capitalized Leases entered into by the Company shall be subject to the limitations set forth in Section 6.16 of this Agreement.

6.6 Sale of Accounts: No Consignment. Neither Company shall sell, assign, or encumber, except to the Bank, any of its Accounts or notes receivable, with or without recourse. Neither Company shall permit any of its Inventory to be sold or transferred on consignment or acquire or possess any of its Inventory on consignment.

6.7 Ownership and Management. Neither Company shall permit any change in its ownership or any change among its principal executive officers or its principal members of management, other than in connection with the granting of options for the common stock of either Company, not to exceed ten percent (10%) of the issued and outstanding shares of either Company, to certain key employees pursuant to a stock option plan or agreement which shall include related rights to repurchase such shares. The Company, and each of them, shall upon request provide the Bank with copies of all documents and agreements relating to the granting of such stock options.

6.8 Acquisition of Capital Stock. Neither Company shall redeem or acquire any of its own capital stock except through the use of the net proceeds from the simultaneous sale of an equivalent amount of its capital stock, except in connection with the stock options referred to in Section 6.7 above.

6.9 Trade Accounts Payable. The Company shall not permit more than fifteen percent (15%) of its trade accounts payable to be past due for more than thirty
(30) days.

6.10 Operating Lease Rentals. Exclusive of real property leases of each Company's business locations, neither Company will, without prior written approval of the Bank, enter into operating leases providing for in the aggregate consolidated annual rentals in excess of $50,000.

6.11 Cash Dividends and Other Distributions. Neither Company shall (i) declare or pay any cash dividends or distributions which total in excess of a consolidated aggregate fifty percent (50%) of Excess Cash Flow in any one fiscal year; (ii) or make any other distributions of any kind to its shareholders, other than prior to the merger of Geotrac and YoSystems, dividends made by Geotrac to YoSystems in an amount not to exceed regular payments of principal and interest due under this Agreement. Dividends paid to shareholders other than YoSystems pursuant to Section 6.11(ii)(b) shall be subject to the limitations of
Section 6.11(i). Provided, further, that no dividends shall be paid if an Event of Default has occurred and is continuing under this Agreement. Notwithstanding anything to the contrary set forth in this Section 6.11, the Bank consents to a one time cash distribution to Daniel J. White to occur on the Closing Date provided (i) such distribution does not exceed $1,700,000; and (ii) the payment of such distribution does not result in the Company, on a consolidated basis, having less than $1,000,000 in cash on its consolidated balance sheet immediately following the Closing Date.

6.12 Investments. Neither Company shall purchase for investment securities of any kind except for bonds or other obligations of the United States, certificates of deposit issued by commercial banks, commercial paper rated at least A-1 or P-1 and having a maturity of no more than one (1) year, and automated funds investment accounts (AIF Accounts).

6.13 Net Worth. The Company shall maintain a consolidated Net Worth as follows:

         (a) from the date hereof through and including June 29, 1998, a consolidated Net Worth of not less than $6,250,000;

         (b) from June 30, 1998 and thereafter, a consolidated Net Worth of not less than $6,250,000 plus fifty percent (50%) of consolidated net income for each successive fiscal year commencing with fiscal year 1998 (twelve months ending June 30, 1998).

6.14     Leverage Ratio. The Company shall maintain a Leverage Ratio as follows:

         (a) from September 30, 1997 through and including June 29, 1998, a Leverage Ratio of not greater than 3.0 to 1.0;

         (b) from June 30, 1998 through and including June 29, 1999, a Leverage Ratio of not greater than 2.5 to 1.0; and

         (c) from June 30, 1999 and thereafter, a Leverage Ratio of not greater than 2.0 to 1.0.

6.15 Cash Flow Coverage Ratio. The Company shall maintain a Cash Flow Coverage Ratio as follows:

         (a) from September 30, 1997 through and including June 29, 1998, a Cash Flow Coverage Ratio of not less than 1.10 to 1.0;

         (b) from June 30, 1998 through and including June 29, 1999, a Cash Flow Coverage Ratio of not less than 1.15 to 1.0; and

         (c) from June 30, 1999 and thereafter, a Cash Flow Coverage Ratio not less than 1.20 to 1.0.

6.16 Capital Expenditures. The Company will not make any expenditure for fixed or capital assets, including by way of the incurrence of obligations under Capital Leases, expenditures for maintenance and repairs which should be capitalized in accordance with generally accepted accounting principles or otherwise in excess of (i) $750,000.00 for fiscal years ending 1998 and 1999;
(ii) $875,000.00 for fiscal years ending 2000 and 2001; and (iii) $1,000,000.00 for fiscal years ending 2002 and thereafter.

6.17 Loans and Advances. The Company will not make any loans or advances to any person, corporation or entity if such loans will exceed an aggregate total outstanding at any one time of $25,000.00.

6.18 Environmental Compliance and Indemnification. The Company hereby indemnifies the Bank and holds the Bank harmless from and against any loss, damage, cost, expense or liability (including strict liability) directly or indirectly arising from or attributable to the generation, storage, release, threatened release, discharge, disposal, or presence (whether prior to or during the term of the Loan) of Hazardous Substances on, under, or about the Premises (whether by the Company or any employees, agents, contractor, or subcontractors of the Company or any predecessor in title or any third persons occupying or present on the Premises), or the breach of any of the representations and warranties regarding the Premises, including, without limitation: (a) those damages or expenses arising under the Environmental Laws; (b) the costs of any repair, cleanup, or detoxification of the Premises, including the soil and ground water thereof, and the preparation and implementation of any closure, remedial, or other required plans; (c) damage to any natural resources; and (d) all reasonable costs and expenses incurred by the Bank in connection with clauses (a), (b) and (c) including, but not limited to reasonable attorneys' fees.

         The indemnification provided for herein shall not apply to any losses, liabilities, damages, injuries, expenses, or costs which: (i) arise from the gross negligence or willful misconduct of the Bank, or (ii) relate to Hazardous Substances placed or disposed of on the Premises after the Bank acquires title to the Premises through foreclosure or otherwise.

6.19 Evidence of Cash Equity in YoSystems, Inc. On or before the Closing Date, the Company, and each of them, shall provide the Bank satisfactory evidence that YoSystems has or shall contemporaneously with Closing receive a cash payment of not less than $6,750,000.00 in consideration of the sale of not more than forty-nine percent (49%) of its common stock to

Bankers Hazard Determination Services, Inc. ("Bankers"), a subsidiary of Bankers Insurance Group, Inc. Such sale of the stock of YoSystems shall be consummated pursuant to the terms and conditions of that certain Stock Purchase Agreement of even date herewith among YoSystems, Inc., Daniel J. and Sandra White, and Bankers.

7. FINANCIAL INFORMATION AND REPORTING. The Company shall deliver the following on a consolidating and consolidated basis to the Bank: (a) within thirty (30) days after the end of each fiscal quarter, financial statements, including a balance sheet and statements of income and surplus, and statements of cash flows and reconciliation of capital accounts certified by the president or chief financial officer of the Company as fairly representing the Company's financial condition as of as of the end of such period; (b) within thirty (30) days after the end of each fiscal quarter, statements signed by the president or chief financial officer of the Company calculating each of the financial covenants as set forth in Sections 6.9 through 6.17 of the Agreement (the "Financial Covenants") as of the end of such fiscal quarter and otherwise certifying the compliance of the Company with the terms of this Agreement, such statements to be provided every fiscal quarter, including fiscal year end; (c) within ninety (90) days of the end of each fiscal year consolidating and consolidated audited financial statements prepared in accordance with generally accepted accounting principles consistently applied and certified by independent public accountants satisfactory to the Bank, containing a balance sheet, statements of income and surplus, statements of cash flows and reconciliation of capital accounts, along with any management letters written by such accountants; (d) within ninety (90) days of the end of each fiscal year, a statement signed by the Company's independent public accountants certifying that the Company was in compliance with the Financial Covenants as of the end of such fiscal year; (e) immediately upon becoming aware of the existence on any set of facts or circumstances which, by themselves, upon the giving of notice, the lapse of time, or any one or more of the foregoing, would constitute a breach of any of the terms or conditions of this Agreement or an Event of Default under this Agreement, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto; and (f) at the request of the Bank, such other information as the Bank may from time to time reasonably require.

8.       DEFAULT.

8.1 Events of Default. An Event of Default shall exist if any of the following occurs and is continuing: (a) the Company, and either of them, fails to make any payment of principal or interest on any note executed in connection with this Agreement on or before the date such payment is due and such failure remains uncured for more than five (5) days; (b) the Company, and either of them, fails to perform or observe any covenant contained in Sections 3, 4, 6, or 7 of this Agreement, except those Sections specifically identified in subparagraph 8.1(c) which shall be subject to a cure period; (c) the Company, and either of them, fails to comply with any covenant contained in Sections 4.2, 4.3, 4.5(a), (c), (d) and (e), 6.1, 6.2 and 6.4 of this Agreement, or any other provision of this Agreement, and such failure continues for more than 30 days after such failure shall first become known to any officer of either Company; (d) any warranty, representation, or other statement by or on behalf of either Company contained in this Agreement or in any instrument furnished in compliance with or in reference to this Agreement is false or misleading in any material respect, or either Company fails to perform or observe any covenant contained in any mortgage, security agreement, or other agreement in favor of the Bank; (e) either Company becomes insolvent or makes an assignment for the benefit of creditors, or consents to the appointment of a trustee, receiver, or liquidator; (f) bankruptcy, reorganization, arrangement, insolvency, or liquidation proceedings are instituted against either Company and such proceedings are not dismissed within sixty (60) days of the commencement thereof; (g) bankruptcy, reorganization, arrangement, insolvency, or liquidation proceedings are instituted by either Company; (h) a final judgment or judgements for the payment of money aggregating in excess of $100,000 is or are outstanding against the Company, or either of them, and any such judgement or judgements have not been promptly discharged in full or stayed; (i) the occurrence of any event which allows the acceleration of the maturity of any indebtedness of either Company to the Bank, any of the Bank's affiliates, or any other person, corporation, or entity under any indenture, agreement, or undertaking; or (j) the default by or death of any guarantor, insurer, or other surety for either Company with respect to any obligation or liability to the Bank; (k) any uninsured loss, damages, theft, destruction, levy, seizure, or attachment to, of, or upon any Collateral, including any attempt to accomplish the foregoing, which exceeds $100,000; or (l) default shall have occurred and be continuing under any agreement or other instrument under which any indebtedness of either Company may be issued or under any mortgage or other document, which default permits the acceleration of the indebtedness of either Company outstanding thereunder.

8.2 Default Remedies. If an Event of Default exists, the Bank may immediately exercise any right, power, or remedy permitted to the Bank by law or any provision of this Agreement, and shall have, in particular, without limiting the generality of the foregoing, the right to declare the entire principal and all interest accrued on all notes then outstanding pursuant to this Agreement to be forthwith due and payable, without any presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived by the Company. No course of dealing on the part of the Bank to exercise any right shall operate as a waiver of such right or otherwise prejudice the Bank's rights, powers and remedies. When the notes outstanding pursuant to this Agreement become due and payable, whether by acceleration or otherwise, the Bank shall have the remedies of a secured party under the laws of the State of Ohio with respect to all property securing the Obligations evidenced hereunder, and the Bank may, at its option, demand, sue for, collect, or make any compromise or settlement it deems desirable with reference to the Collateral held as security herefor. The Bank shall not be bound to take any steps necessary to preserve any rights in the Collateral against prior parties which the Company hereby assumes to do. The provisions of this Agreement shall apply and be controlling as to all property which may from time to time be Collateral securing the Obligations.

9.   MISCELLANEOUS.

9.1 Notices. (a) All Communications under this Agreement or under the notes executed pursuant hereto shall be in writing and shall be mailed by first class mail, postage prepaid, (1) if to the Bank, at the following address, or at such other address as may have been furnished in writing to the Company by the Bank:

         The Huntington National Bank
         Corporate Banking Group
         917 Euclid Avenue
         Cleveland, Ohio 44115
         Attn: Mr. Timothy M. Ward

         with copy to:

         McDonald, Hopkins, Burke & Haber Co., L.P.A.
         2100 Bank One Center
         600 Superior Avenue
         Cleveland, Ohio 441142653
         Attn: Anne T. Corrigan, Esq.

(2) if to the Company, at the following address, or at such other address as may have been furnished in writing to the Bank by the Company:

         YoSystems, Inc./SMS Geotrac, Inc.
         3900 Laylin Road
         Norwalk, Ohio 44057
         Attn: Mr. Daniel J. White

         with copy to:

         Benesch, Friedlander, Coplan & Aronoff, L.L.P.
         200 Public Square
         2300 BP America Building
         Cleveland, Ohio 44114
         Attn: Ira C. Kaplan, Esq.

(b) any notice so addressed and mailed by registered or certified mail shall be deemed to be given when so mailed.

9.2 Reproduction of Documents. This Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers, and modifications which may hereafter be executed, (b) documents received by the Bank at the closing or otherwise, and (c) financial statements, certificates, and other information previously or hereafter furnished to the Bank, may be reproduced by the Bank by any photographic, photostatic, microfilm, micro-card, miniature photographic, or other similar process and the Bank may destroy any original document so reproduced. The Company agrees and stipulates that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Bank in the regular course of business) and that any enlargement, facsimile, or further reproduction of such reproduction shall likewise be admissible in evidence.

9.3 Survival: Successors and Assigns. All warranties, representations, and covenants made by each Company herein or on any certificate or other instrument delivered by it or on its behalf under this Agreement shall be considered to have been relied upon by the Bank and shall survive the closing of the Loan regardless of any investigation made by the Bank on its behalf. All statements in any such certificate or other instrument shall constitute warranties and representations by each Company. This Agreement shall inure to the benefit of and be binding upon the heirs, successors, and assigns of each of the parties. The Bank hereby agrees to allow Citizens Bank, Norwalk, Ohio to participate in the Loan in the principal amount of up to $1,000,000, provided, however, that such participation shall be made upon terms and conditions acceptable to the Bank in the exercise of its sole and absolute discretion.

9.4 Amendment and Waiver: Duplicate Originals. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Company and the Bank; provided however that nothing herein shall change the Bank's sole discretion (as set forth elsewhere in this Agreement) to make advances, determinations, decisions or to take or refrain from taking other actions. No delay or failure or other course of conduct by the Bank in the exercise of any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of the same preclude any other or further exercise thereof, or the exercise of any other power or right. Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all which together shall constitute one and the same instrument.

9.5 Enforceability and Governing Law. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction, as to such jurisdiction, shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. No delay or omission on the part of the Bank in exercising any right shall operate as a waiver of such right or any other right. All of the Bank's rights and remedies, whether evidenced hereby or by any other agreement or instrument, shall be cumulative and may be exercised singularly or concurrently. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio. The Company agrees that any legal suit, action, or proceeding arising out of or relating to this Agreement may be instituted in a state or federal court of appropriate subject matter jurisdiction in the State of Ohio; waives any objection which it may have now or hereafter to the venue of any suit, action or proceeding; and irrevocably submits to the jurisdiction of any such court in any such suit, action, or proceeding.

9.6 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (1) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (2) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING,

AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.7 Advertising. The Company agrees that the Bank may advertise or otherwise disclose for marketing purposes the extent and nature of the credit extended or to be extended and other services provided to the Company by the Bank in connection with or relating in any way to the Loan.

9.8 Term of Agreement. The term of this Agreement shall commence with the date hereof and end on the date when, after written notice from either party to the other that no further loans are to be made hereunder, the Company pays in full the Loan and all other obligations of Company to Bank which are secured hereby, and the Bank has no further obligations of any type to the Company.

         THE PARTIES have caused this Agreement to be signed by their duly authorized representatives as of the date first written above.


                               YOSYSTEMS, INC., an Ohio corporation


                               By: /s/ Daniel J. White
                                  ----------------------------------------------
                                  Daniel J. White, President


                               SMS GEOTRAC, INC., a Delaware corporation


                               By:  /s/ Daniel J. White
                                  -------------------------------------------
                                  Daniel J. White, President


                               THE HUNTINGTON NATIONAL BANK, a
                                 national banking association


                               By: /s/ Timothy M. Ward
                                   ------------------------------------------
                                   Timothy M. Ward, Assistant Vice President

                                   EXHIBIT A

                          THE HUNTINGTON NATIONAL BANK

                                   TERM NOTE

$8,750,000.00                                       Dated as of July 31, 1997
                                                              Cleveland, Ohio

      FOR VALUE RECEIVED, the undersigned, jointly and severally if more than one, promise to pay to the order of THE HUNTINGTON NATIONAL BANK (hereinafter called the "Bank", which term shall include any holder hereof), at such place as the Bank may designate or, in the absence of such designation, at any of the Bank's offices, the sum of Eight Million Seven Hundred Fifty Thousand and No/100 Dollars ($8,750,000.00) (hereinafter called the "Principal Sum"), together with interest as hereinafter provided. The undersigned promise to pay the Principal Sum and the interest thereon at the time(s) and in the manner(s) hereinafter provided in this note (this "Note").

      This Note is executed and the advances contemplated hereunder are to be made pursuant to a Loan and Security Agreement by and between the undersigned and the Bank (hereinafter call the "Loan Agreement") dated as of July 31, 1997, and all the covenants, representations, agreements, terms and conditions contained therein, including but not limited to additional conditions of default, are incorporated herein as if fully rewritten.

INTEREST

      Interest will accrue on the unpaid balance of the Principal Sum at the applicable interest rate set forth in the Loan Agreement. Interest shall be payable quarterly and at such other times as specified in the Loan Agreement.

      Upon the occurrence and during the continuance of an "Event of Default" pursuant to the Loan Agreement, interest will accrue on the unpaid balance of the Principal Sum and unpaid interest, if any, until paid, at a variable rate of interest per annum, which shall change in the manner set forth below, equal to five percentage points (5%) in excess of the Prime Commercial Rate.

      All interest shall be calculated on the basis of a 360 day year for the actual number of days the Principal Sum or any part thereof remains unpaid.

      As used herein, Prime Commercial Rate shall mean the rate established by the Bank from time to time based on its consideration of economic, money market, business and competitive factors, and it is not necessarily the Bank's most favored rate. Subject to any maximum or minimum interest rate limitation specified herein or by applicable law, any variable rate of interest on the obligation evidenced hereby shall change automatically without notice to the undersigned immediately with each change in the Prime Commercial Rate.

MANNER OF PAYMENT

      The Principal Sum shall be due and payable in twenty-eight (28) consecutive quarterly installments, beginning on September 30, 1997, and continuing on the last day of each calendar quarter thereafter, and at maturity whether by demand, acceleration, or otherwise. Each installment of the Principal Sum shall be in the amount of Three Hundred Twelve Thousand Five Hundred and No/100 Dollars ($312,500.00), plus a final installment of the remaining Principal Sum which shall be due and payable on June 30, 2004. The undersigned shall also pay annual Mandatory Prepayments pursuant to Section 2 of the Loan Agreement. Regular payments made by the undersigned with respect to the indebtedness evidenced hereby shall be applied first to accrued interest then due and then to the Principal Sum. Optional and Mandatory Prepayments made by the undersigned with respect to the indebtedness evidenced hereby shall be applied first to accrued interest then due and then to the Principal Sum in the inverse order of installments due hereunder without relieving the undersigned from continuing to make regular payments as set forth herein and in the Loan Agreement.

PREPAYMENT

      Prepayment of all or any portion of the Principal Sum may be subject to a prepayment premium as set forth in the Loan Agreement.

LATE CHARGE

      Any installment or other payment not made within 10 days of the date such payment or installment is due shall be subject to a late charge equal to the lesser of 5% of the amount of the installment or payment, or $250.00.

SECURITY

      This Note is secured by the security interest in the Collateral (as defined in the Loan Agreement) granted by the undersigned pursuant to the terms and conditions of the Loan Agreement. The rights of the Bank under this Note shall be cumulative and in addition to any and all rights of the Bank under the Loan Agreement or otherwise.

DEFAULT

      Upon the occurrence and continuance of an "Event of Default" under the Loan Agreement, the Bank may, at its option, without notice or demand, accelerate the maturity of the obligations evidenced hereby, which obligations shall become immediately due and payable. In the event the Bank shall institute any action for the enforcement or collection of the obligations evidenced hereby, the undersigned agree to pay all costs and expenses of such action, including reasonable attorneys' fees, to the extent permitted by law.

GENERAL PROVISIONS

     All of the parties hereto, including the undersigned, and any endorser, surety, or guarantor, hereby severally waive presentment, notice of dishonor, protest, notice of protest, and diligence in bringing suit against any party hereto, and consent that, without discharging any of them, the time of payment may be extended an unlimited number of times before or after maturity without notice. The Bank shall not be required to pursue any party hereto, including any guarantor, or to exercise any rights against any collateral herefor before exercising any other such rights.

     The obligations evidenced hereby may from time to time be evidenced by another Note or Notes given in substitution, renewal or extension hereof. Any security interest or mortgage which secures the obligations evidenced hereby shall remain in full force and effect notwithstanding any such substitution, renewal, or extension.

     The captions used herein are for reference only and shall not be deemed a part of this Note. If any of the terms or provisions of this Note shall be deemed unenforceable, the enforceability of the remaining terms and provisions shall not be affected. This Note shall be governed by and construed in accordance with the law of the State of Ohio.

WAIVER OF RIGHT TO TRIAL BY JURY

     THE UNDERSIGNED ACKNOWLEDGE THAT, AS TO ANY AND ALL DISPUTES THAT MAY ARISE BETWEEN THE UNDERSIGNED AND THE BANK, THE COMMERCIAL NATURE OF THE TRANSACTION OUT OF WHICH THIS NOTE ARISES WOULD MAKE ANY SUCH DISPUTE UNSUITABLE FOR TRIAL BY JURY. ACCORDINGLY, THE UNDERSIGNED HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY AS TO ANY AND ALL DISPUTES THAT MAY ARISE RELATING TO THIS NOTE OR TO ANY OF THE OTHER INSTRUMENTS OR DOCUMENTS EXECUTED IN CONNECTION HEREWITH.

WARRANT OF ATTORNEY

     Each of the undersigned authorize any attorney at law to appear in any Court of Record in the State of Ohio or in any other state or territory of the United States after the above indebtedness becomes due, whether by acceleration or otherwise, to waive the issuing and service of process, and to confess judgment against any one or more of the undersigned in favor of the Bank for the amount then appearing due together with costs of suit, and thereupon to waive all errors and all rights of appeal and stays of execution. No such judgment or judgments against less than all of the undersigned shall be a bar to a subsequent judgment or judgments against any one or more of the undersigned against whom judgment has not been obtained hereon; this being a joint and several warrant of attorney to confess judgment.

WARNING--BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.


                                        YOSYSTEMS, INC., an Ohio
                                          corporation

                                        By:
                                           -------------------------------
                                            Daniel J. White, President


                                        SMS GEOTRAC, INC., a Delaware
                                          corporation


                                        By:
                                           -------------------------------
                                            Daniel J. White, President

                                   EXHIBIT B
                                PERMITTED LIENS


Permitted Liens shall mean:
     (i) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable (or which are being contested in good faith by appropriate and lawful proceedings diligently conducted);
     (ii) Pledges or deposits made in the ordinary course of business to secure payment of workmen's compensation, or to participate in any fund in connection with workmen's compensation, unemployment insurance, old-age pensions or other social security programs;
     (iii) Liens of mechanics, materialmen, warehousemen, carriers, or other like liens, securing obligations incurred in the ordinary course of business that are not yet due and payable (or which are being contested in good faith by appropriate and lawful proceedings diligently conducted or otherwise released by surety bond within 90 days of attachment) and liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default (or which are being contested in good faith by appropriate and lawful proceedings diligently conducted);
     (iv) Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;
     (v) Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property;
     (vi) Liens on property leased by Borrower or other interest or title of the lessor under leases not otherwise prohibited by the Loan Agreement securing obligations of Borrower to the lessor under such leases;
     (vii) Purchase money security interests to the extent that (X) such purchase money security interests attach to inventory purchased in the ordinary course of business pursuant to customary payment terms;
     (viii) Liens resulting from the Cross License Agreement; and
     (ix) Liens relating to any sublease of real property leased by Borrower, which sublease does not materially impair Borrower's use of such property.

                                   EXHIBIT C
                               BUSINESS LOCATIONS


1.  3900 Laylin Road, Norwalk, Ohio 44857
2.  156 S. Norwalk Road, Norwalk, Ohio 44857
3.  5050 Welwyn Ct., Suwanee, Georgia 30024 (private residence of one salesman)

                                   EXHIBIT D
         DISCLOSURE SCHEDULE RELATING TO REPRESENTATIONS AND WARRANTIES


Geotrac has been named as a defendant in an action (Christopher C. Canedy, John
F. Farrell, Jeanne Flynn Martin and Susan M. Fritts v. SMS Geotrac, Inc., SMS, Inc., DSV Partners, Welsh, Carson, Anderson & Stowe, Joe Reppert and Does 1 through 100, Superior Court of the State of California, County of Orange-Central District, Case No. 780061) brought by four individuals seeking compensation for certain "stay in place bonuses" allegedly promised to them by an affiliate of Strategic Holdings USA, Inc., a Delaware corporation ("Seller"). Seller has agreed to indemnify and hold Geotrac harmless from any liability arising in connection with this claim.